                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                US UNWIRED INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  No fee required.

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                                US UNWIRED INC.
                        One Lakeshore Drive, Suite 1900
                            Lake Charles, LA 70629

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 26, 2001

To the Stockholders of US Unwired Inc.:

   The 2001 Annual Meeting of Stockholders of US Unwired Inc. will be held in Suite 595 of the Hibernia Tower, One Lakeshore Drive, Lake Charles, Louisiana, on April 26, 2001, at 10:00 a.m. Central Standard Time, to elect directors and transact such other business as may properly be brought before the meeting or any adjournments thereof.

   Holders of record of US Unwired's Class A and Class B common stock at the close of business on March 15, 2001, are entitled to notice of and to vote at the Meeting.

   PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          By Order of the Board of Directors

                                          /s/ Thomas G. Henning
                                          Thomas G. Henning
                                          Secretary

Lake Charles, Louisiana
March 28, 2001

                                US UNWIRED INC.
                        One Lakeshore Drive, Suite 1900
                            Lake Charles, LA 70629

                               ----------------

                                PROXY STATEMENT
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                APRIL 26, 2001

   This Proxy Statement is furnished to holders of our common stock in connection with the solicitation on behalf of your Board of Directors (the "Board") of proxies for use at our Annual Meeting of Stockholders (the "Meeting") to be held on April 26, 2001 at the time and place set forth in the accompanying notice and at any adjournments thereof.

   Stockholders of record of Common Stock at the close of business on March 15, 2001, are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 18,474,091 shares of Class A Common Stock, each of which is entitled to one vote, and 65,477,646 shares of Class B Common Stock, each of which is entitled to 10 votes. In the election of directors and other matters that may be brought before the meeting, the Class A and Class B Common Stock vote together as a single class.

   You may revoke any proxy at any time before its exercise by filing with our Secretary a written revocation or duly executed proxy bearing a later date. If you vote in person at the Meeting in a manner inconsistent with a proxy previously filed on your behalf you will be deemed to have revoked the proxy as it relates to the matter voted upon in person.

   This Proxy Statement is first being mailed to stockholders on or about March 28, 2001. The cost of preparing and mailing proxy materials as well as soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their expenses in so acting.

                             ELECTION OF DIRECTORS

   Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class I Directors will be elected to serve until the third succeeding annual meeting and until their successors have been duly elected and qualified.

   Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the three Class I director nominees named below. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, the shares represented will be voted in favor of such other nominees as may be designated by the Board. Directors will be elected by plurality vote.

   Other than the Board, only shareholders entitled to vote for the election of directors who have complied with the procedures of Section 3.7 of our Bylaws may nominate a person for election. To do so, the shareholder must give written notice to us by April 7, 2001 of the following: (1) as to each person whom he or she proposes to nominate, (a) his or her name, age, business address, residential address, principal occupation or employment, and the class and number of shares of our stock of which he or she is the beneficial owner, (b) his or her written consent to being named as a nominee and to serve if elected and (c) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and (2) as to the shareholder giving the notice, his or her name and address and the class and number of shares of our stock of which he or she is the beneficial owner. Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that the shareholder has not complied with Section 3.7, the defective nomination will be disregarded.

   The following table sets forth certain information as of March 1, 2001, with respect to each director nominee and each director whose term as a director will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The Board recommends a vote for each of the three nominees named below.

Director Nominees for terms to expire in 2004 (Class I Directors)

                                                                         Year First
          Name           Age           Principal Occupation            Became Director
          ----           ---           --------------------            ---------------
Henry P. Hebert, Jr.....  74 Owner, HP Hebert Oil Properties                2000

John A. Henning(1)......  45 Chief Operating Officer, Cameron               1988(2)
                              Communications Corporation
Thomas G. Henning(1)....  41 Secretary and General Counsel of the           1988(2)
                              Company

Directors whose terms expire in 2002 (Class II Directors)

Charles T. Cannada......  42 Private Investments                            2000
William L. Henning(1)...  77 Chairman of the Board, Cameron                 1967(2)
                              Communications Corporation
Robert W. Piper.........  42 President and Chief Executive Officer          1997

Directors whose terms expire in 2003 (Class III Directors)

Andrew C. Cowen.........  30 Senior Vice President, Brown Brothers          1999
                              Harriman & Co.
William L. Henning,       48 Chairman of our Board; Chairman and            1988(2)
 Jr.(1).................      Chief Executive Officer, Xspedius
                              Holding Corp.
Lawrence C. Tucker......  58 General Partner, Brown Brothers Harriman       1999
                              & Co.

--------
(1) Mr. William L. Henning is the father of John A. Henning, Thomas G. Henning and William L. Henning, Jr.
(2) The date the named person first became a director of our predecessor company

                               ----------------

   Henry P. Hebert, Jr. has been the owner of H.P. Hebert Oil Properties since 1962 and has been the managing member of Hebert & Rucks, L.L.C. since 1998. These companies are involved in oil and gas exploration, production management and operating and producing property acquisitions.

   John A. Henning was President of our Louisiana cellular operations from 1987 to 1995. Since 1995 he has been President and Chief Operating Officer of Cameron Communications Corporation.

   Thomas G. Henning has been General Counsel and Secretary since 1994.

   Charles T. Cannada was from 1989 to 2000 in various executive management positions at MCI WorldCom, Inc., including from 1995 to 2000 as Senior Vice President in charge of corporate development, international ventures and alliances, facility management, internal audit and flight operations. He is also a director of Nova Corporation.

   William L. Henning was the founder of our predecessor corporation and has been an officer, director and principal shareholder of Cameron Communications Corporation for over 40 years. Until 2000, he was Chairman of our Board.

   Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He served as our Chief Operating Officer from 1995 to 2000.

   Andrew C. Cowen has been employed by Brown Brothers Harriman & Co. since 1992. He is a director of Global Japan, Inc., and Computerized Medical Systems, Inc.

   William L. Henning, Jr. is Chairman of our Board of Directors. He has been Chairman and the Chief Executive Officer of Xspedius Holding Corp. or its predecessor company since 1998. From 1988 to 2000 he was our Chief Executive Officer.

   Lawrence C. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He is a director of WorldCom Ventures, Inc., Z-Tel Technologies, Inc., Network Telephone, Inc., National Healthcare Corporation, Riverwood Holdings, Inc., VAALCO Energy Inc., World Access, Inc. and National Equipment Services, Inc, and serves as an Advisory Director of WorldCom, Inc.

   The Board has an Audit Committee, the members of which are Messrs. Cannada (Chairman), Cowen & Hebert. This committee, which held three meetings last year is responsible for making recommendations to the Board concerning the selection and retention of independent auditors, reviewing the results of audits by the independent auditors, discussing audit recommendations with management and reporting the results of its reviews to the Board. The Board also has a Compensation Committee, the members of which are Messrs. Tucker (Chairman), Cannada and Hebert. This committee, which held two meetings last year, is responsible for determining the compensation of our officers and key employees and administering our incentive compensation plans. The Board does not have a nominating committee.

   Messrs. Cannada and Hebert received upon joining the Board options to purchase 10,000 and 5,000 shares, respectively, of our Class A Common Stock for $11.00 per share, the fair market value of the stock on the date of grant. Mr. Cannada also receives a fee of $500 per Audit Committee meeting, for service as its chairman. Directors are not otherwise compensated.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information concerning the beneficial ownership of each class of our outstanding equity securities as of March 1, 2001 by (a) each director and nominee for director, (b) each executive officer identified under the heading "Executive Compensation and Certain Transactions--Summary of Executive Compensation" ("Named Executive Officers") and (c) all directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in this table or the notes under "Stock Ownership of Certain Beneficial Owners," the securities shown are held with sole voting and investment power.

                                              Class of   Number of     Percent
   Beneficial Owner                         Common Stock   Shares      of Class
   ----------------                         ------------ ----------    --------
   Directors and Nominees
   Henry P. Hebert, Jr.....................      A              800         *

   John A. Henning.........................      A           19,989(1)      *
                                                 B        5,258,196      8.03

   Thomas G. Henning.......................      A          149,251(1)      *
                                                 B        7,404,103     11.31

   Charles T. Cannada......................      A           15,000         *

   William L. Henning......................      A           19,989(1)      *
                                                 B        4,995,127      7.63

   Robert W. Piper.........................      A          153,515(1)      *
                                                 B          177,427         *

   William L. Henning, Jr..................      A          305,298(1)   1.63
                                                 B        5,558,063      8.49

   Lawrence C. Tucker......................      B       10,038,417(2)  15.33

   Andrew C. Cowen                               --              --        --

   Named Executive Officers
   William L. Henning, Jr..................      A          305,298(1)      *
                                                 B        5,558,063      8.49

   Robert W. Piper.........................      A          153,515(1)      *
                                                 B          177,427         *

   Thomas G. Henning.......................      A          149,251(1)      *
                                                 B        7,404,103     11.31

   Jerry E. Vaughn.........................      A           33,982(1)      *

   Michael D. Bennett......................      A           13,326(1)      *

   All Directors and Executive Officers as       A          811,760      4.39
    a group (15 persons)...................      B       33,431,327     51.06

--------
 * Less than one percent
(1) Consists of shares of Class A Common Stock that the named persons have the right to acquire pursuant to currently exercisable stock options and, in the case of Mr. Vaughn, an additional 2000 shares owned by him directly.
(2) Consist of shares owned by the 1818 Fund III, LLP. See note 10 under "Stock Ownership of Certain Beneficial Owners."

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following, to our knowledge, are the only beneficial owners of more than 5% of our outstanding voting power, determined in accordance with Rule 13d-3 of the SEC as of March 1, 2001. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                                 Percent of
                                              Number of             Total
   Beneficial Owner                     Class   Shares         Voting Power(1)
   ----------------                     ----- ----------       ---------------
   Sandy Britnell, Trustee of the
    William L. Henning
    Grantor Retained Annuity Trust and
    the Lena B.
    Henning Grantor Retained Annuity
    Trust..............................    B  19,399,012(2)         28.81

   William L. Henning..................    A      19,989(3)             *
                                           B   4,955,127(4)          7.42

   William L. Henning, Jr..............    A     305,298(3)             *
                                           B   5,558,063(5)(6)       8.30

   John A. Henning.....................    A      19,989(3)             *
                                           B   5,258,196(6)(7)       7.81

   Thomas G. Henning...................    A     149,251(3)             *
                                           B   7,404,103(8)         11.02

   Thomas D. Henning...................    B   4,085,968(9)          6.07

   Lawrence C. Tucker..................    B  10,038,417(10)        14.91

   The 1818 Fund III, L.P..............    B  10,038,417(10)        14.91

--------
 (1) To compute the percentages shown, the ownership of Class A and Class B shares has been aggregated.
 (2) Includes 9,699,509 shares held by the William L. Henning Grantor Retained Annuity Trust and 9,699,503 shares held by the Lena B. Henning Grantor Retained Annuity Trust. Ms. Britnell disclaims the beneficial ownership of these shares. Ms. Britnell's address is 101 E. Thomas Street, Sulphur, LA, 70663.
 (3) Consists of shares of Class A Common Stock that may be acquired upon the exercise of stock options exercisable on or within sixty days after March 1, 2001.
 (4) Includes 89,646 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. William L. Henning's address is 101
     E. Thomas Street, Sulphur, LA 70663.
 (5) Excludes 101,707 shares held as custodian for the benefit of the minor children of William L. Henning, Jr. William L. Henning, Jr.'s address is One Lakeshore Drive, Suite 1900, Lake Charles, LA 70629
 (6) Excludes 620,966 shares held in each of two trusts for the benefit of the minor children of William L. Henning, Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning, Jr.'s and John A. Henning's proportionate interest in 177,427 shares held by a general partnership.
 (7) Excludes 135,428 shares held as custodian for the minor children of John
     A. Henning. John A. Henning's address is 101 E. Thomas Street, Sulphur, LA 70663.
 (8) Includes 237,135 shares held as custodian for the benefit of the minor children of John A. Henning and William L. Henning, Jr. (see Notes 5 and 7 above), of all of which shares Thomas G. Henning disclaims beneficial ownership. Excludes 89,646 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning (see Note 4 above). Includes 1,241,982 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note 6 above), 620,886 shares held as trustee for his minor children, and 20,224 shares held as custodian for his minor children, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. Thomas G. Henning's address is One Lakeshore Drive, Suite 1900, Lake Charles, LA 70629.
 (9) Thomas D. Henning's address is 101 E. Thomas Street, Sulphur, LA 70663.
(10) Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of the 1818 Fund is 63 Wall Street, New York, NY 10021.

                            EXECUTIVE COMPENSATION

Summary of Executive Compensation

   The following table summarizes, for the last three years, the compensation of our Chief Executive Officer and of certain other of our executive officers whose annual compensation was over $100,000, in all capacities in which they served.

                                          Annual Compensation
                                    --------------------------------
                                                                     Securities
                                                       Other Annual  Underlying
 Name and Principal Position   Year Salary $ Bonus $  Compensation $  Options
 ---------------------------   ---- -------- -------- -------------- ----------
William L. Henning, Jr.(2).... 2000 $194,615 $126,000          --      155,144
 Chairman of the Board of
  Directors                    1999  110,000  300,000          --    1,221,194
                               1998  135,000       --    $950,000(1)        --

Robert W. Piper(3)............ 2000 $180,066 $101,000    $  5,850       81,022
 President and Chief Executive
  Officer                      1999  112,973  150,000          --      614,062
                               1998  105,750   25,000     500,000(1)        --

Thomas G. Henning............. 2000 $117,692 $ 68,875          --       64,498
 Secretary and General Counsel 1999   60,000  150,000          --      597,004
                               1998   60,000   17,500    $700,000(1)        --

Jerry E. Vaughn............... 2000 $172,308 $ 31,604    $  5,250(4)   263,965
 Chief Financial Officer       1999   92,307       --         200(4)   127,928
                               1998       --       --          --           --

Michael D. Bennett............ 2000 $124,038 $ 50,625    $  1,765(4)   106,610
 Vice President and General
  Manager                      1999       --       --          --           --
 Wireless Operations           1998       --       --          --           --

--------
(1) Consideration from third parties for non-competition agreements in connection with the 1998 sale of selected cellular markets.
(2) William L. Henning, Jr. was our Chief Executive Officer in 1998, 1999 and part of 2000.
(3) Robert W. Piper was our President and Chief Operating Officer in 1998, 1999 and part of 2000.
(4) Does not include relocation expenses of $94,336 and $9,733 paid to Mr. Vaughn in 2000 and 1999, respectively, and of $52,031 paid to Mr. Bennett in 2000.

                               ----------------

   We have employment contracts with each of Messrs. William L. Henning, Jr., Robert W. Piper, Thomas G. Henning and Jerry E. Vaughn dated December 4, 2000 for terms of three years, automatically renewable each year unless we notify the employee within 120 days of a renewal date that the contract will not be renewed. If during the employment term, we terminate the employee without Cause, as defined, or he terminates his employment for Good Reason, as defined and including any Change of Control of the Company, we must pay him in a lump sum approximately 3 times his salary and bonus and provide him with other benefits, and any stock options granted him will vest. The employee has agreed not to compete with us for two years after any termination of employment.

Stock Option Grants

   The following table contains information concerning the grant of stock options to purchase shares of Class A Common Stock granted to the Named Executive Officers during 2000. The options are exercisable in 25% annual increments beginning one year from the date of grant, unless accelerated by the Compensation Committee or in the event of a change in control of us.

                                                                      Potential Realizable
                                                                       Value of Options at
                                                                      Assumed Annual Rates
                              No. of   % of Total                        of Stock Price
                              Shares    Options                         Appreciation For
                            Underlying Granted to                          Option Term
                             Options   Employees  Exercise Expiration ---------------------
             Name           Granted(1)  in 2000    Price      Date        5%        10%
             ----           ---------- ---------- -------- ---------- ---------- ----------
   William L. Henning,
    Jr.....................  155,114      4.6      $11.00    7/19/09  $1,073,054 $2,719,329
   Robert W. Piper.........   81,022      2.4      $11.00    7/19/09     560,497  1,420,410
   Jerry E. Vaughn.........   63,965      1.9      $11.00    7/19/09     422,500  1,121,381
   Jerry E. Vaughn.........  200,000      5.9      $ 8.72   10/23/09   1,096,792  2,779,487
   Michael D. Bennett......   53,305      1.6      $ 4.98    9/30/09   1,471,106  2,499,730
   Michael D. Bennett......   53,305      1.6      $11.00    7/19/09     368,756    934,499
   Thomas G. Henning.......   64,498      1.9      $11.00    7/19/09     446,187  1,130,725

--------
(1) All options, other than those granted to Mr. Bennett at $4.98 a share, were awarded at the fair market value of the shares underlying the options on the effective date of grant. The fair market value of a share on the date of the grant of the above mentioned options to Mr. Bennett was $9.46.

                               ----------------

Option Holdings

   The following table contains information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 2000. No options were exercised by any of them in the year.

                              Number of Securities
                             Underlying Unexercised     Value of Unexercised
                                     Options           In-the-Money Options(1)
                            ------------------------- -------------------------
             Name           Exercisable Unexercisable Exercisable Unexercisable
             ----           ----------- ------------- ----------- -------------
   William L. Henning,
    Jr.....................   305,298     1,071,010    $946,146    $2,838,438
   Robert W. Piper.........   153,515       541,569    $473,073    $1,419,219
   Thomas G. Henning.......   149,251       512,251    $473,073    $1,419,219
   Jerry E Vaughn..........    31,982       359,911    $ 56,768    $  170,304
   Michael D. Bennett......         0       106,610    $      0    $        0

--------
(1) Reflects the difference between closing sale price of the Common Stock on December 31, 2000, and the respective exercise prices of the options.

                             CERTAIN TRANSACTIONS

   William L. Henning and John A. Henning, directors of the Company, and William L. Henning, Jr., and Thomas G. Henning, officers and directors of the Company, are officers and directors of Cameron Communications Corporation ("Cameron"), a corporation engaged primarily in the wireline communications business, and William L. Henning is Cameron's principal shareholder. Cameron is also a principal shareholder of Xspedius Holding Corp. ("Xspedius"), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is Chairman and Chief Executive Officer of Xspedius. US Unwired, Cameron, Xspedius and their subsidiaries have agreements with one another and with other companies under common control, as described below.

   Effective May 31, 2000 we sold our 62.3% ownership interest in LEC Unwired, our competitive local exchange carrier, to Xspedius for approximately $11.5 million. In connection with the sale, we entered into a management agreement to provide Xspedius with specified management services during a transitional phase that is expected to continue in 2001, and Xspedius paid us approximately $720,000 in 2000 for these services. We also lease office space to Xspedius, which paid us $134,000 in rent in 2000. Xspedius provides circuit and voicemail services that we use and also resell to our cellular and digital PCS subscribers, for which we paid $650,000 in 2000. We believe that the terms of these arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

   Unibill, Inc. ("Unibill"), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $4.1 million from us in 2000. We provide Unibill with selected administrative and general services through a management agreement, for which Unibill paid us approximately $240,000 in 2000. In March 1998, we agreed to lease office, equipment and warehouse space from Unibill for 60 months, and in 2000 we paid Unibill $250,000 under these leases. We believe that the terms of these agreements are no less favorable to us than would be available from unaffiliated third persons.

   We purchase long distance service from Cameron and resell that service to our customers. We pay rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would expect to pay for similar service from an unaffiliated third party. We paid Cameron approximately $3.4 million in 2000 for long distance service.

   In April 2000, we loaned $1.1 million to Cameron on an unsecured basis. The loan was payable on demand or, if no demand was made, five years from its date, and bore interest, payable when the principal was due, at the federal funds rate plus 2.75%. The loan was repaid in full in May 2000.

   We use, for a rate of $3.00 per air mile, a Beechraft RK-12 aircraft owned by Cameron. We paid Cameron approximately $151,000 in 2000 for these flight services. These rates are comparable to what we would be required to pay to an unaffiliated third party for similar services.

   On October 29, 1999, we sold $50 million of our convertible preferred stock to The 1818 Fund III, L.P., a Delaware private equity partnership managed by Brown Brothers Harriman & Co. ("Brown Brothers"). Pursuant to the sale, Lawrence C. Tucker, who is a general partner of Brown Brothers, which is the general partner of The 1818 Fund, and Andrew C. Cowen, who is a senior vice president at Brown Brothers, became members of our board of directors. In 2000 these shares were converted into 10,048,417 shares of our Class B Common Stock.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

   The Compensation Committee is composed of Messrs. Tucker (Chairman), Cannada and Hebert. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries.

         THE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Responsibilities

   The Compensation Committee's basic responsibilities include: (1) encouraging the achievement of our performance goals by providing compensation that directly relates to the performance of individual and corporate objectives; (2) establishing compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive; and (3) promoting a direct relationship between compensation and company performance by facilitating executive stock ownership through stock option and other equity participation.

   In particular, the Compensation Committee reviews and determines our executive compensation strategy, compensation for the chief executive officer and our other senior executives, and administers stock incentive and other compensation and benefit plans.

Compensation Philosophy

   We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial and other performance targets, individual contributions and other performance relative to that of our competitors. We have a "pay for performance" philosophy which rewards executives for long-term strategic management and enhancement of shareholder value. Within this overall philosophy, the Committee's objectives are to:

  . offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

  . provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as individual contributions.

  . align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

   Our compensation program for executives consists of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

   The Compensation Committee determines these three key elements for executives with the assistance of our Human Resources staff.

   Base Salary. The base salary for each executive is determined at levels for comparable positions at other companies.

   Annual Incentive Awards. To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay. For fiscal year 2000, certain goals were established by our chief executive officer for the company and its executives at the beginning of the fiscal year. These goals generally supported the start-up and build-out of our PCS network. In fiscal year 2000, we exceeded these performance targets. Awards paid to executives reflected those results, plus individual accomplishments of both corporate and functional objectives.

   Long-Term, Equity Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to align the interests of executives with shareholders and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

   The Compensation Committee also plans to make annual awards of long-term, equity-based incentives.

CEO Compensation

   The annual base salary for Mr. Piper was established by the Board, before the Compensation Committee was established, at $222,000 in March, 2000. The Board's decision was based on both Mr. Piper's personal performance of his duties and the salary levels paid to chief executive officers of other comparable companies. The Compensation Committee will assess the market data for chief executive officers of other comparable companies to ensure that Mr. Piper's compensation is consistent with the Committee's stated compensation objectives.

Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our Incentive Stock Plan have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

   By the Members of the Compensation Committee.

      Lawrence C. Tucker
      Charles T. Cannada
      Henry P. Hebert, Jr.

Performance Graph

   The following Performance Graph compares our cumulative total stockholder return on our Class A Common Stock for the period beginning May 23, 2000 (the first day of trading after our initial public offering) with the cumulative total return on the NASDAQ Stock Market and the NASDAQ Telecommunications Index assuming the investment of $100 on May 23, 2000, at closing prices on December 31, 2000.




[Graph]

   Cumulative Total Returns as of December 31,

   Index                                          May 23, 2000 December 31, 2000
   -----                                          ------------ -----------------
   US Unwired....................................    $100.0          $45.1
   NASDAQ Stock Market...........................     100.0           78.1
   NASDAQ Telecommunications.....................     100.0           66.6

                         RELATIONSHIP WITH INDEPENDENT
                              PUBLIC ACCOUNTANTS

   Our consolidated financial statements for 2000 were audited by the firm of Ernst & Young, LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of Ernst & Young, LLP, are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

   The aggregate fees billed by Ernst and Young, L.L.P., for the audit of our 2000 financial statements and the review of the financial statements in our Form 10Qs for that year were $199,000. All other fees were $761,000, including $460,000 for audit related services and $301,000 for non audit services. Audit related fees generally consisted of fees for business acquisitions, accounting consultations, internal audit and review of our registration statements for our public offering and stock incentive plan.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of our Board of Directors is composed of three non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NASDAQ Stock Market as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors on May 2, 2000. A copy of the Charter is attached as Exhibit A. This is a report on the Committee's activities relating to fiscal year 2000.

   The Audit Committee reviewed and discussed the audited financial statements with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors' independence, and has considered the compatibility of non audit services with the auditors' independence.

   The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

   By the members of the Audit Committee:

      Charles C. Cannada
      Andrew C. Cowen
      Henry P. Hebert, Jr.

                                 OTHER MATTERS

Quorum and Voting of Proxies

   The presence, in person or by proxy, of a majority of the voting power represented by the outstanding Class A and Class B Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote.

   A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as present at the Meeting.

   All proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Board does not know of any matters to be presented at the Meeting other than the election of directors. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Proposals

   Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2002 annual meeting of stockholders must forward such proposal to the Secretary at the address set forth on the first page of this Proxy Statement in time to arrive before November 28, 2001.

                                          By Order of the Board of Directors

                                          /s/ Thomas G. Henning
                                          Thomas G. Henning
                                          Secretary

Lake Charles, Louisiana
March 28, 2001

                                                                      EXHIBIT A

                            AUDIT COMMITTEE CHARTER

Organization

   This charter governs the operation of the US Unwired Inc. Audit Committee. The charter will be reviewed and reassessed by the committee and will be approved by the board of directors, at least annually. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and US Unwired Inc. Members of the committee will be considered independent if they have no relationship that may interfere with the exercise of their independence from management and US Unwired Inc. All committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

Statement of Policy

   The audit committee will provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to US Unwired Inc.'s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of US Unwired Inc.'s financial statements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of US Unwired Inc. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all book, records, facilities, and personnel of US Unwired Inc. and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

   The primary responsibility of the audit committee is to oversee US Unwired Inc.'s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing US Unwired Inc.'s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

   The following shall be the principal recurring process of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of US Unwired Inc.'s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss the auditor's independence from management and US Unwired Inc. and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee will review and recommend to the board the selection of US Unwired Inc.'s independent auditors, subject to shareholders' approval.

  . The committee shall discuss with the independent auditors the overall scope and plans for their respective audits. Also, the committee will discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including US Unwired Inc.'s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee will meet separately with the independent auditors, with and without management present, to discuss the results of their examination.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of US Unwired Inc.'s Quarterly Report on Form 10-Q. Also, the committee will discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in US Unwired Inc.'s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee will discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                US UNWIRED INC.

              Proxy Solicited on Behalf of the Board of Directors
            for the Annual Meeting of Stockholders on April 26, 2001

     The undersigned hereby appoints Thomas G. Henning and Kris Hickingbottom or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of US Unwired Inc., that the undersigned is entitled to vote at the annual meeting of stockholders to be held April 26, 2001, and any adjournments thereof.

     Please specify your choices by marking the appropriate boxes. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED HEREON.

     [X]  Please mark your votes as in this example.

          To withhold authority to vote for any individual nominee(s) mark the FOR box in proposal 1 and write that nominee's name(s) on the space provided below the boxes.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED HEREON.

          Election of Directors

     1.   Nominees:
               Henry P. Hebert, Jr.
               John P. Henning
               Thomas G. Henning
                                    FOR    WITHHOLD

                                    [  ]     [  ]

          FOR, except vote WITHHELD from the following nominee(s):

     2. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.

                                              Check this box
                                              to note change  [_]
                                              of address

                              NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

                                     SIGNATURE(S)                 DATE

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